Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

15-19

Contacts:	Derrick Jensen, CFO	Media - Deborah Buks and Molly LeCronier
	Kip Rupp, CFA - Investors	Ward
	Quanta Services, Inc.	713-869-0707
713-629-7600

QUANTA SERVICES REPORTS 2015 THIRD QUARTER RESULTS

Revenues of $1.94 Billion; Diluted EPS from Continuing Operations of $0.23

Consolidated Backlog Increases to Record $9.6 Billion

Includes Nearly $800 Million in New Mainline Pipe Projects

Year-to-Date Stock Repurchases of $1.5 Billion

HOUSTON – Nov. 5, 2015 - Quanta Services, Inc. (NYSE: PWR) today announced results for the three and nine months ended September 30, 2015. Revenues in the third quarter of 2015 were $1.94 billion compared to revenues of $2.15 billion in the third quarter of 2014. Net income from continuing operations attributable to common stock was $43.2 million, or $0.23 per diluted share, in the third quarter of 2015 compared to $87.9 million, or $0.40 per diluted share, in the third quarter of 2014. Included within net income from continuing operations attributable to common stock for the three months ended September 30, 2015 are charges of $2.2 million, or $0.01 per diluted share, associated with acquisition-related items. Adjusted diluted earnings per share from continuing operations attributable to common stock (a non-GAAP measure) was $0.30 for the third quarter of 2015 compared to $0.58 for the third quarter of 2014. The third quarter of 2014 reflects a net $0.13 reduction in diluted earnings per share for certain charges more fully described in the footnotes to the accompanying supplemental data and reconciliation of non-GAAP financial measures. On August 4, 2015, Quanta completed the previously announced sale of all of its fiber optic licensing operations. Accordingly, Quanta has presented the fiber optic licensing operations for the third quarter of 2015 and prior periods as discontinued operations in the accompanying condensed consolidated financial statements, supplemental data and reconciliation of non-GAAP financial measures.

“While our results for the third quarter and the first nine months of this year have been below our expectations, the underlying drivers of our business remain intact and we are confident in opportunities for profitable growth over the next several years,” said Jim O’Neil, president and chief executive officer of Quanta Services. “Evidencing our positive multi-year outlook and confidence in our business, we have purchased nearly $1.5 billion of our common stock this year alone. Backlog in our oil and gas segment, driven by new mainline pipe awards, supports our expectations for improved financial performance in 2016.”

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Revenues for the first nine months of 2015 were $5.67 billion compared to revenues of $5.72 billion in the first nine months of 2014. Net income from continuing operations attributable to common stock was $122.9 million, or $0.59 per diluted share, in the first nine months of 2015 compared to $208.8 million, or $0.95 per diluted share, in the first nine months of 2014. Adjusted diluted earnings per share from continuing operations attributable to common stock (a non-GAAP measure) was $0.81 per diluted share for the first nine months of 2015 compared to $1.37 per diluted share for the first nine months of 2014. The first nine months of 2015 and 2014, both included net charges which negatively impacted diluted earnings per share from continuing operations, which are more fully described in the accompanying footnotes to the accompanying supplemental data and reconciliation of non-GAAP measures.

Net income attributable to common stock was $216.4 million, or $1.15 per diluted share, in the third quarter of 2015, which includes a net gain of $171.0 million, or $0.91 per diluted share, from the sale of Quanta’s fiber optic licensing operations. This compares to net income attributable to common stock in the third quarter of 2014 of $94.6 million, or $0.43 per diluted share. Net income attributable to common stock was $316.0 million, or $1.53 per diluted share, for the first nine months of 2015 versus $230.1 million, or $1.05 per diluted share, for the first nine months of 2014.

The adjusted diluted earnings per share measures used in this earnings release are calculated as GAAP diluted earnings per share before acquisition and integration costs, certain non-cash items such as amortization of intangible assets and non-cash compensation expense, and certain other items that affect comparability of results between periods. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.

Quanta completed ten acquisitions in the first nine months of 2015 and one acquisition in the fourth quarter of 2014. Therefore, the results for the three and nine months ended September 30, 2015 included the acquisitions that occurred through the first nine months of 2015 from their respective acquisition dates and are compared to the pre-acquisition historical results of Quanta for the three and nine months ended September 30, 2014.

RECENT HIGHLIGHTS

•	Backlog Reflects Nearly $800 Million of New Mainline Pipe Projects – In the third quarter, Quanta was awarded nearly $800 million in contract value of new mainline pipe projects in the United States and Canada, including the previously announced REX Zone Three Capacity Enhancement Project for Rockies Express Pipeline LLC (REX).

•	Acquired More Than $1 Billion of Stock in the Third Quarter - Quanta acquired approximately $1.03 billion of its common stock during the quarter, repurchasing approximately 17.4 million shares through open market transactions and receiving approximately 25.7 million shares as an initial delivery under an accelerated share repurchase arrangement entered into in August 2015. Taking into account the third quarter repurchase activity, Quanta has acquired approximately 55.7 million shares of its common stock for approximately $1.38 billion during the nine month period ended September 30, 2015. Subsequent to September 30, 2015, Quanta acquired 3.6 million shares for $76.8 million through additional open market transactions.

•	Completed the Sale of Its Fiber Optic Licensing Operations - In August, Quanta completed the sale of its fiber optic licensing operations to Crown Castle International Corp. for approximately $1 billion in cash, resulting in approximately $848 million in after-tax net proceeds.

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OUTLOOK

The long-term outlook for Quanta’s business is positive. However, weather, regulatory, permitting and other factors may impact project timing and Quanta’s financial results. These challenges have impacted the company’s results in 2015, and some of these issues are expected to impact results in the fourth quarter. The following forward-looking statements are based on current expectations, and actual results may differ materially.

Quanta expects revenues for the fourth quarter of 2015 to range between $1.75 billion and $1.85 billion and diluted earnings per share from continuing operations to be $0.20 to $0.26. Included in our estimate of GAAP diluted earnings per share from continuing operations for the fourth quarter of 2015 is a net tax benefit of approximately $0.01 per share associated with the release of certain tax contingencies due to the expiration of certain statute of limitations periods during the fourth quarter. Amortization of intangibles and non-cash stock-based compensation expense are forecasted to be approximately $8.9 million and $10.0 million for the fourth quarter of 2015. Quanta expects adjusted diluted earnings per share from continuing operations (a non-GAAP measure) for the fourth quarter of 2015 to be $0.26 to $0.32. This non-GAAP measure is estimated on a basis similar to the calculations of historical adjusted diluted earnings per share from continuing operations presented in this press release. In addition, these ranges assume that current currency rates remain the same and reflect the benefit of a lower share count from stock repurchases through the date of this release. Quanta estimates its weighted average fully diluted share count to be approximately 164 million shares for the fourth quarter of 2015, without taking into consideration any additional stock repurchases that could occur during the remainder of the year.

Quanta expects revenues for the full year 2015 to range between $7.45 billion and $7.55 billion and diluted earnings per share from continuing operations to be $0.79 to $0.85. Quanta expects adjusted diluted earnings per share from continuing operations (a non-GAAP measure) for the full year 2015 to be $1.07 to $1.13. These revenue and earnings per share ranges reflect the lower than anticipated financial results in the first nine months of the year, which were impacted by challenges affecting both the Electric Power Infrastructure services and Oil and Gas Infrastructure services segments. Amortization of intangibles and non-cash stock-based compensation expense are forecasted to be approximately $34.6 million and $38.7 million for the full year of 2015.

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NON-GAAP FINANCIAL MEASURES

The non-GAAP measures in this press release and on Quanta’s website are provided to enable investors, analysts and management to evaluate Quanta’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing Quanta’s operating results with those of its competitors. These measures should be used in addition to, and not in lieu of, results prepared in conformity with GAAP. Reconciliations of other GAAP to non-GAAP measures not included in the table attached to this press release can be found on the company’s website at www.quantaservices.com in the “Investors & Media” section.

CONFERENCE CALL INFORMATION

Quanta Services has scheduled a conference call for November 5, 2015 at 9:30 a.m. Eastern Time. To participate in the call, dial 1-913-312-0862 at least 10 minutes before the conference call begins and provide the conference call ID 4687052 or ask for the Quanta Services Third Quarter 2015 Conference Call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s website at www.quantaservices.com. To listen to the call live on the Internet, please visit the Quanta Services website at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live event, an archive will be available shortly after the call on the company’s website. A replay will also be available until 12:30 p.m. Eastern time on November 12, 2015 and may be accessed at 1-719-457-0820, using the conference call ID 4687052. For more information, please contact Kip Rupp, Vice President - Investor Relations at Quanta Services, by calling 713-341-7260 or emailing investors@quantaservices.com.

GET THE QUANTA SERVICES IR APP

The Quanta investor relations app for iPhone, iPad and Android mobile devices is available for free at Apple’s App Store for the iPhone and iPad and at Google Play for Android mobile devices. The Quanta investor relations app allows users to navigate the company’s investor relations materials including the latest press releases, SEC filings, presentations, videos, audio cast conference calls and stock price information. Sharing functionality via email, Twitter and Facebook is available, as well as the ability for investors to be notified when new information is posted to Quanta’s IR app.

ABOUT QUANTA SERVICES

Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power and oil and gas industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy infrastructure. With operations throughout the United States, Canada and Australia and in select other international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.

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Forward-Looking Statements

This press release (and oral statements regarding the subject matter of this press release, including those made on the conference call and webcast announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to projected revenues, earnings per share, margins, capital expenditures, and other projections of operating or financial results; expectations regarding the business outlook, growth or opportunities in particular markets; future capital allocation initiatives, including the amount, timing, availability, and strategy with respect to any future stock repurchases; the ability to deliver increased value and return capital to shareholders; the strategic use of Quanta’s balance sheet; matters relating to completion and settlement of the accelerated share repurchase (ASR) arrangement; the expected value of contracts or intended contracts with customers; the scope, services, term and results of any projects awarded or expected to be awarded for services to be provided by Quanta; the anticipated commencement and completion dates for any projects awarded; the development of oil and natural gas mainline pipe projects and their impact on Quanta’s business or the demand for Quanta’s services; the level of oil, natural gas and natural gas liquids prices and their impact on Quanta’s business or demand for Quanta’s services; the impact of renewable energy initiatives, including mandated state renewable portfolio standards, the economic stimulus package and other existing or potential energy legislation; potential opportunities that may be indicated by bidding activity or similar discussions with customers; the potential benefits from acquisitions; the expected outcome of pending and threatened litigation; the business plans or financial condition of Quanta’s customers; Quanta’s plans and strategies; and the current economic and regulatory conditions and trends in the industries Quanta serves, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by known and unknown risks and uncertainties that are difficult to predict or beyond Quanta’s control, including, among others, market conditions; the effects of industry, economic or political conditions outside of the control of Quanta; quarterly variations in operating results; adverse economic and financial conditions, including weakness in the capital markets; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of anticipated, pending or existing projects, including as a result of weather, regulatory or environmental processes, project performance issues, or customers’ capital constraints; the successful negotiation, execution, performance and completion of anticipated, pending and existing contracts, including the ability to obtain awards of projects on which Quanta bids or is otherwise discussing with customers; the ability to attract skilled labor and retain key personnel and qualified employees; potential shortage of skilled employees; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; estimates relating to the use of percentage-of-completion accounting; adverse impacts from weather; the ability to generate internal growth; competition in Quanta’s business, including the ability to effectively compete for new projects and market share; potential failure of renewable energy initiatives, the economic stimulus package or other existing or potential legislative actions to result in increased demand for Quanta’s services; liabilities associated with multi-employer pension plans, including underfunding of liabilities and termination or withdrawal liabilities; the possibility of further increases in the liability associated with Quanta’s withdrawal from a multi-employer pension plan; liabilities for claims that are self-insured or not insured; unexpected costs or liabilities that may arise from lawsuits or indemnity claims asserted against Quanta; the outcome of pending or threatened litigation; risks relating to the potential unavailability or cancellation of third party insurance, the exclusion of coverage for certain losses, and potential increases in premiums for coverage deemed beneficial to Quanta; cancellation provisions within contracts and the risk that contracts expire and are not renewed or are replaced on less favorable terms; loss of customers with whom Quanta has long-standing or significant relationships; the potential that participation in joint ventures exposes Quanta to liability and/or harm to its reputation for acts or omissions by partners; Quanta’s inability or failure to comply with the terms of its contracts, which may result in unexcused delays, warranty claims, failure to meet performance guarantees, damages or contract terminations; the effect of natural gas, natural gas liquids and oil prices on Quanta’s operations and growth opportunities and on Quanta’s customers’ capital programs and the resulting impact on demand for Quanta’s services; the future development of natural resources in shale formations; the inability of customers to pay for services; the failure to recover on payment claims against project owners or to obtain adequate compensation for customer-requested change orders; the failure of Quanta’s customers to comply with regulatory requirements applicable to their projects, including those related to awards of stimulus funds, which may result in project delays and cancellations; budgetary or other constraints that may reduce or eliminate tax incentives for or government funding of projects, including stimulus projects, which may result in project delays or cancellations; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; risks associated with operating in international markets, including instability of foreign governments, currency fluctuations, tax and investment strategies and compliance with the laws of foreign jurisdictions as well as the U.S. Foreign Corrupt Practices Act and other applicable anti-bribery and anti-corruption laws; the ability to successfully identify, complete, integrate and realize synergies from acquisitions; the potential adverse impact resulting from uncertainty surrounding acquisitions, including the ability to retain key personnel from the acquired businesses and the potential increase in risks already existing in Quanta’s operations; the adverse impact of impairments of goodwill, receivables and other intangible assets or investments; growth outpacing Quanta’s decentralized management and infrastructure; requirements relating to governmental regulation and changes thereto; inability to enforce Quanta’s intellectual property rights or the obsolescence of such rights; risks related to the implementation of an information technology solution; the impact of a unionized workforce on operations, including labor stoppages or interruptions due to strikes or lockouts; potential liabilities relating to occupational health and safety matters; Quanta’s dependence on suppliers, subcontractors and equipment manufacturers; beliefs and assumptions about the collectability of receivables; the cost of borrowing, availability of credit and cash, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investing activities; the ability to access sufficient funding to finance desired growth and operations; the ability to obtain performance bonds; potential exposure to environmental liabilities; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; rapid technological and structural changes that could reduce the demand for Quanta’s services; the impact of increased healthcare costs arising from healthcare reform legislation; the impact of regulatory changes on labor costs; the impact of significant fluctuations in foreign currency exchange rates; the business, accounting or other effects from the sale of Quanta’s fiber optic licensing operations; the potential for claims or damages associated with the sale of Quanta’s fiber optic licensing operations, including as a result of indemnity claims; the terms of the ASR arrangement and factors affecting the final number and price of shares to be purchased thereunder, including the volume-weighted average share price of common stock, actions by the counterparty, events and transactions that result in termination of the ASR arrangement or adjustments of shares purchased or amounts paid under the ASR arrangement, and other risks and uncertainties detailed in Quanta’s Annual Report on Form 10-K for the year ended Dec. 31, 2014, Quanta’s Quarterly Reports on Form 10-Q for the quarters ended Mar. 31, 2015 and June 30, 2015 and any other documents that Quanta files with the Securities and Exchange Commission (SEC). For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Quanta further expressly disclaims any written or oral statements made by any third party regarding the subject matter of this press release.

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Quanta Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2015 and 2014

(In thousands, except per share information)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues	$1,939,438	$2,145,958	$5,673,164	$5,719,615
Cost of services (including depreciation)	1,704,223	1,809,055	4,972,538	4,862,449

Gross profit	235,215	336,903	700,626	857,166
Selling, general and administrative expenses	145,687	143,952	441,073	409,203
Provision for long-term contract receivable	—	52,542 (a)	—	52,542 (a)
Arbitration expense	—	—	—	38,848 (b)
Amortization of intangible assets	8,650	9,125	25,674	25,160

Operating income	80,878	131,284	233,879	331,413
Interest expense	(2,021)	(1,321)	(5,096)	(3,431)
Interest income	346	900	1,118	3,041
Equity in earnings (losses) of unconsolidated affiliates	—	—	(314)	(332)
Other income (expense), net	(1,070)	(378)	(1,416)	(635)

Income from continuing operations before income taxes	78,133	130,485	228,171	330,056
Provision for income taxes	32,389	37,195	94,574	107,269

Net income from continuing operations	45,744	93,290	133,597	222,787
Net income from discontinued operations	173,212	6,725	193,109	21,320

Net income	218,956	100,015	326,706	244,107
Less: Net income attributable to non-controlling interests	2,568	5,367	10,725	13,969

Net income attributable to common stock	$216,388	$94,648	$315,981	$230,138

Amounts attributable to common stock:
Net income from continuing operations	$43,176	$87,923	$122,872	$208,818
Net income from discontinued operations	173,212	6,725	193,109	21,320

Net income attributable to common stock	$216,388	$94,648	$315,981	$230,138

Earnings per share attributable to common stock - basic and diluted:
Continuing operations	$0.23	$0.40	$0.59	$0.95
Discontinued operations	0.92	0.03	0.94	0.10

Net income attributable to common stock	$1.15	$0.43	$1.53	$1.05

Weighted average shares used in computing earnings per share:
Basic	188,951	219,492	206,181	219,395

Diluted	188,961	219,517	206,193	219,420

(a)	Included in operating income for the three and nine months ended September 30, 2014 is the impact of a $52.5 million charge to provision for long-term contract receivable associated with a disputed change order on an electric power infrastructure services project completed in 2012 and subsequently settled in 2015.
(b)	Included in operating income for the nine months ended September 30, 2014 is the impact of a $38.8 million expense associated with an adverse arbitration decision related to a contract dispute on a 2010 directional drilling project.

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Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	September 30, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$49,194	$190,515
Accounts receivable, net	1,700,314	1,801,110
Costs and estimated earnings in excess of billings on uncompleted contracts	352,021	290,447
Inventories	64,690	38,921
Prepaid expenses and other current assets	196,445	210,267
Current assets of discontinued operations	—	22,716

Total current assets	2,362,664	2,553,976
PROPERTY AND EQUIPMENT, net	1,125,501	1,099,574
OTHER ASSETS, net	62,915	79,133
OTHER INTANGIBLE ASSETS, net	225,413	243,584
GOODWILL	1,596,931	1,596,695
NON-CURRENT ASSETS OF DISCONTINUED OPERATIONS	—	739,062

Total assets	$5,373,424	$6,312,024

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt and short-term borrowings	$2,350	$8,876
Accounts payable and accrued expenses	938,535	856,245
Billings in excess of costs and estimated earnings on uncompleted contracts	252,505	251,113
Current liabilities of discontinued operations	147,148	21,091

Total current liabilities	1,340,538	1,137,325
LONG-TERM DEBT AND NOTES PAYABLE, net of current maturities	348,209	72,489
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	480,763	462,109
NON-CURRENT LIABILITIES OF DISCONTINUED OPERATIONS	—	114,561

Total liabilities	2,169,510	1,786,484

TOTAL STOCKHOLDERS’ EQUITY	3,189,372	4,514,473
NON-CONTROLLING INTERESTS	14,542	11,067

TOTAL EQUITY	3,203,914	4,525,540

Total liabilities and equity	$5,373,424	$6,312,024

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Quanta Services, Inc. and Subsidiaries Supplemental Data For the Three and Nine Months Ended September 30, 2015 and 2014 (Unaudited)

Segment Results

Quanta reports its results under two reportable segments: (1) Electric Power Infrastructure Services and (2) Oil and Gas Infrastructure Services, as set forth below (in thousands, except percentages).

	Three Months Ended September 30,					Nine Months Ended September 30,
	2015		2014			2015		2014
Revenues:
Electric Power Infrastructure	$1,183,151	61.0%	$1,396,157		65.1%	$3,645,767	64.3%	$3,938,590		68.9%
Oil and Gas Infrastructure	756,287	39.0	749,801		34.9	2,027,397	35.7	1,781,025		31.1

Consolidated revenues	$1,939,438	100.0%	$2,145,958		100.0%	$5,673,164	100.0%	$5,719,615		100.0%

Operating income (loss):
Electric Power Infrastructure	$76,948	6.5%	$104,365	(a)	7.5%	$273,967	7.5%	$361,689	(a)	9.2%
Oil and Gas Infrastructure	58,874	7.8	74,824		10.0	119,002	5.9	109,235	(b)	6.1
Corporate and Non-Allocated Costs	(54,944)	N/A	(47,905)		N/A	(159,090)	N/A	(139,511)		N/A

Consolidated operating income	$80,878	4.2%	$131,284		6.1%	$233,879	4.1%	$331,413		5.8%

(a)	Included in operating income for the Electric Power Infrastructure Services segment for the three and nine months ended September 30, 2014 is the impact of a $52.5 million charge to provision for long-term contract receivable associated with a disputed change order on an electric power infrastructure services project completed in 2012 and subsequently settled in 2015.
(b)	Included in operating income for the Oil and Gas Infrastructure Services segment for the nine months ended September 30, 2014 is the impact of a $38.8 million expense associated with an adverse arbitration decision related to a contract dispute on a 2010 directional drilling project.

Backlog

Backlog is not a term recognized under United States generally accepted accounting principles (GAAP); however, it is a common measurement used in the industry. Quanta’s methodology for determining backlog may not be comparable to the methodologies used by other companies. Quanta’s backlog represents the amount of consolidated revenue that it expects to realize from future work under construction contracts, long-term maintenance contracts and master service agreements. These estimates include revenues from the remaining portion of firm orders not yet completed and on which work has not yet begun, as well as revenues from change orders, renewal options, and funded and unfunded portions of government contracts to the extent that they are reasonably expected to occur. For purposes of calculating backlog, Quanta includes 100% of estimated revenues attributable to consolidated joint ventures and variable interest entities. The following table presents Quanta’s total backlog by reportable segment as of September 30, 2015, December 31, 2014 and September 30, 2014, along with an estimate of the backlog amounts expected to be realized within 12 months of each balance sheet date (in millions):

	Backlog as of
	September 30, 2015		December 31, 2014		September 30, 2014
	12 Month	Total	12 Month	Total	12 Month	Total

Electric Power Infrastructure	$3,387.4	$6,236.8	$3,395.1	$6,715.6	$3,521.8	$6,558.6
Oil and Gas Infrastructure	2,085.5	3,410.9	1,824.6	2,520.6	1,632.0	2,552.2

Total	$5,472.9	$9,647.7	$5,219.7	$9,236.2	$5,153.8	$9,110.8

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Quanta Services, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

For the Three and Nine Months Ended September 30, 2015 and 2014

(In thousands, except per share information)

(Unaudited)

The non-GAAP measure of adjusted diluted earnings per share from continuing operations is provided to enable investors to evaluate performance excluding the effects of items that management believes impact the comparability of operating results between periods. As to certain of the items below, (i) amortization of intangible assets is impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period to period; (ii) non-cash stock-based compensation expense may vary due to acquisition activity, factors influencing the estimated fair value of performance-based awards, forfeiture rates, accelerated vesting and amounts granted during the period; (iii) acquisition and integration costs vary period to period depending on the level of Quanta’s acquisition activity ongoing during the period; (iv) income tax contingency releases vary period to period depending on the level of reserves for uncertain tax positions and the expiration dates under various federal and state statute of limitation periods; (v) charges to provision for long-term contract receivable can vary from period to period depending on management’s ongoing assessment of the recoverability of underlying assets; (vi) the expense associated with the arbitration decision is not a regularly occurring operational item and (vii) cumulative revaluation of certain deferred tax liabilities associated with an Alberta provincial income tax law change is not a regularly occurring item.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Adjusted diluted earnings per share from continuing operations:

Net income from continuing operations attributable to common stock (GAAP as reported)	$43,176	$87,923	$122,872	$208,818
Adjustments, net of income taxes:
Provision for long-term contract receivable (a)	—	32,287	—	32,287
Arbitration expense (b)	—	—	—	25,822
Impact of income tax contingency releases (c)	—	(4,883)	—	(4,883)
Impact of Alberta tax law change (d)	—	—	4,982	—
Acquisition and integration costs	2,211	1,383	5,209	5,773

Adjusted net income from continuing operations attributable to common stock before certain non-cash adjustments	45,387	116,710	133,063	267,817
Non-cash stock-based compensation, net of income taxes	5,809	4,512	17,512	16,622
Amortization of intangible assets, net of income taxes	5,808	6,055	17,303	16,389

Adjusted net income from continuing operations attributable to common stock for adjusted diluted earnings per share from continuing operations	$57,004	$127,277	$167,878	$300,828

Calculation of weighted average shares for adjusted diluted earnings per share from continuing operations:

Weighted average shares outstanding for basic earnings per share	188,951	219,492	206,181	219,395

Effect of dilutive stock options	10	25	12	25

Weighted average shares outstanding for adjusted diluted earnings per share	188,961	219,517	206,193	219,420

Adjusted diluted earnings per share from continuing operations	$0.30	$0.58	$0.81	$1.37

(a)	The amounts for the three and nine months ended September 30, 2014 reflect the elimination of the charge to provision for long-term contract receivable associated with a disputed change order on an electric power infrastructure services project that was completed in 2012 and subsequently settled in 2015.
(b)	The amount for the nine months ended September 30, 2014 reflects the elimination of expense recorded in the first quarter of 2014 resulting from an adverse arbitration decision associated with a contract dispute on a 2010 directional drilling project.
(c)	The amounts for the three and nine months ended September 30, 2014, reflect the elimination of tax benefits primarily associated with the expiration of various federal and state tax statute of limitations periods during the third quarter of 2014. Significant uncertainty surrounds the timing of the release and the amount of such benefits.
(d)	The amount for the nine months ended September 30, 2015 reflects the elimination of the non-recurring impact of the cumulative revaluation of certain deferred tax liabilities pursuant to an Alberta provincial income tax law change that became effective as of June 1, 2015.